Exhibit 99.1

GPI™ Chosen to Supply Casino Currency, RFID to Galaxy
Macau™

Order represents GPI’s largest single order for a casino opening

LAS VEGAS, NV – (October 12, 2010) - Gaming Partners International Corporation (NASDAQ:  GPIC), a leading provider of casino currency and table game equipment worldwide, announced today that it has been chosen to supply the Galaxy Macau casino with all of its casino chips and plaques.  GPI will provide approximately one million casino chips and plaques to the casino for its opening in 2011.  GPI is also providing Galaxy Macau with high-frequency RFID technology in its currency.  The value of this order represents GPI’s largest single order for a new casino opening.

The chips and plaques being created for the Galaxy Macau are from the Company’s prestigious Bourgogne et Grasset® (B&G) line of casino currency products.  They will include a variety of styles, shapes and color combinations, as well as a number of security features, including RFID.  GPI will be supplying a number of chip sets which will be customized to meet the casino’s aesthetic, operational and security requirements.

The RFID technology offered with all GPI’s lines of casino currency allows casinos to verify the authenticity and value of each chip instantly, reducing the possibility of counterfeiting, staff pilferage or miscounts. With specialized readers and software, this technology enables casinos to track individual chips throughout the gaming floor as well as follow payments, fills and credits, tips, and wins and losses per table at any time of the day.

Owned and operated by the Galaxy Entertainment Group (GEG), Galaxy Macau is located in Cotai.  The Galaxy Entertainment Group operates five other casino properties in Macau, including the five-star property, StarWorld Hotel and Casino, located on the Macau Peninsula.  GPI has supplied all GEG properties with casino currency and RFID products.

“We are privileged to work with the Galaxy Entertainment Group again to supply their flagship property, the Galaxy Macau, with their chips and plaques,” said Greg Gronau, President and CEO of GPI.  “This property is sure to be a landmark in Cotai and our team worked very closely with the Galaxy Macau team to capitalize on the best possible aesthetic and security options available to fulfill their unique operational requirements.”

GPI’s casino currency products include high-quality chips, plaques and jetons, all available with a variety of security features and customization options.  GPI’s products are manufactured worldwide in its high security, high-capacity production facilities.  The Company’s products have been used in casinos all over the world since 1925.

About Gaming Partners International Corporation

GPI manufactures and supplies casino table games and equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®, GPI provides casino currency such as chips, plaques and jetons; gaming furniture and accessories; table layouts; playing cards; dice; and roulette wheels.  GPI pioneered the use of security features such as RFID technology in casino chips, and provides RFID solutions including chips, readers and displays.  Headquartered in Las Vegas, Nevada, GPI also has offices Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey, and Gulfport Mississippi.  For additional information, please visit www.gpigaming.com.

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Contact:	Gerald W. Koslow, CFO
702-598-2401
jkoslow@gpigaming.com